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                                LICENSE AGREEMENT

     AGREEMENT, dated July 9, 1997, between THE POPULATION COUNCIL, INC., a not-for-profit corporation organized under the laws of the State of New York ("TPC"), and SANO CORPORATION, a corporation organized under the laws of the State of Florida ("Sano").

                              W I T N E S S E T H:

     WHEREAS, TPC has developed, and owns the right to use, certain data and information pertaining to the synthetic steroid Nestorone(R)
(17-acetoxy-16-methylene-19-norprogesterone);

     WHEREAS, TPC has obtained certain patents rights covering the use of Nestorone(R); WHEREAS, TPC and the manufacturer of Nestorone(R), [*****] have entered into an agreement for, among, other things, the supply of Nestorone(R), to manufacturers of products incorporating Nestorone(R), including products for use in the field of human reproductive health;

     WHEREAS, Sano desires to acquire an exclusive license within the Territory (as hereinafter defined) under TPC's data, information and patent rights to manufacture, use and sell certain products employing Nestorone(R) as set forth herein; and

     WHEREAS, in consideration of the grant of such exclusive rights, Sano agrees to pay royalties and to perform other obligations as set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TPC and Sano hereby agree as follows:


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1.       DEFINITIONS

     When used in this Agreement, the terms set forth in this Article I shall have the following meanings:

     "Affiliate" means, with respect to any corporation or organization, any Person that, directly or indirectly, controls or is controlled by or is under common control with, such corporation or organization. For purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, means the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other equity interests thereof, or of such other interest as has the right to direct the management of such Person.

     "[*****] Agreement" has the meaning set forth in Section 4.2(g).

     "African Territory" means the continent of Africa.

     "Competing Product" has the meaning, set forth in Section 5.2(a).

     "Compound" means the synthetic steroid Nestorone(R)
(17-acetoxy-16-methylene-19- norprogesterone).

     "Compound Trademark" has the meaning set forth in Section 3.4(a).

     "Drug Master File" means the confidential filing (or filings, as such may be amended, modified or supplemented) made with any relevant Regulatory Agencies with respect to, in connection with, or describing, the composition, manufacture, packaging or storage of a Licensed Product.

     "FDA" means the Food and Drug Administration, an administrative agency of the United States of America.

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     "Field" means human hormone replacement therapy or contraception.

     "[*****]" means [*****], its successors and assigns.

     "Invention" has the meaning set forth in Section 3.3.

     "Joint Development Agreement" has the meaning set forth in Section 2.1.

     "Joint Development Committee" has the meaning set forth in Section 6.1.

     "Licensed Product" means any and all transdermal patches for the administration of the

     Compound, either alone or in combination with other compounds, for use in the Field.

     "Licensed Technical Information" means all technical information, whether or not patented or patentable, including, without limitation, physical, chemical, clinical, pharmacokinetic, pharmacodynamic, toxicological, performance and other information and data relating to the Compound or a Licensed Product owned, possessed or controlled by TPC, including such ideas and information developed by [*****] as to which TPC has rights during the term of, or otherwise pursuant to, the Joint Development Agreement, in each case whether developed, reduced to practice or otherwise acquired by TPC prior to the date hereof or during the term of this Agreement, and shall include any Registrations, the Patent Rights, and any Product Patent obtained by TPC pursuant to Section 3.3(c).

         "Sublicense Year" means the twelve calendar months beginning January 1 in any year during the term of this Agreement.

         "Losses" has the meaning set forth in Section 7.3(a).

         "Manufacturing Cost" means, with respect to each unit of a Licensed Product manufactured by Sano during any period, (a) the sum of (i) the cost of direct labor employed and

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materials used in the manufacture of units of the Licensed Product during such period, (ii) an appropriate allocation to cover factory overhead, including, without limitation, a reasonable portion of general, administrative and financial expenses, all to the extent allocable to the manufacture and packaging of the Licensed Product, and an allowance for depreciation relating to the manufacture of units of the Licensed Product during such period, (iii) the actual cost for such period of the insurance required under this Agreement, (iv) taxes (other than income or similar taxes) imposed on the manufacture or sale of units of the Licensed Product, (v) an allowance for amortization of the initial costs of establishing manufacture of the Licensed Product, including expenses incurred in connection with establishing the Drug Master File for the Licensed Product, as applicable, the amount of such initial costs and such amortization to be based on (A) estimates to be provided by Sano and approved by TPC and (B) reasonable assumptions as to productivity and duration of production to be agreed upon by TPC and Sano, (vi) the royalties paid by Sano to TPC pursuant to
Article 5 and (vii) any other costs or allowances, to be specified by Sano's independent accountants, which may legitimately be allocated to the manufacture of the Licensed Product, divided by (b) the number of units of the Licensed Product sold or otherwise disposed of by Sano during such period, all determined in accordance with generally accepted accounting principles consistently applied. As and to the extent the Territory includes countries outside North America, and TPC reasonably determines that the price charged to Public Organizations located outside North America for a Licensed Product in accordance with Section 4.3(a) is too high to serve TPC's goal of making low-cost reproductive health products available to the public outside North America, the parties shall meet to consider good faith amendments to the elements of Manufacturing Cost as applicable to such Public Organizations, as well as amendments to other

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Sections of this Agreement, including Section 4.3(a), affecting the price of the
Licensed Product to such Public Organizations under this Agreement.

     "Manufacturing Standards" has the meaning set forth in Section 4.2(a)(i). "NDA" means a New Drug Application or any equivalent application filed with any relevant Regulatory Agency.

     "Net Sales" means, with respect to any period, the gross amount, calculated in United States Dollars, received by Sano and its Sublicensees, in cash or other consideration, in respect of all sales of Licensed Products (other than to Sano or Sublicensees or any of their respective Affiliates) during such period, reduced by the following to the extent that they are properly allocable to the Licensed Products so sold: all reasonable trade, quantity and cash discounts allowed and actually granted; credits or allowances actually granted on account of rejections; returns, billing errors and retroactive price reductions (including, without limitation, shelf stock adjustments); credits, rebates, chargeback rebates, fees, reimbursements or similar payments granted or given to buying groups, health care insurance carriers, governmental agencies and other institutions in respect of the purchase price; freight, transportation, insurance or other delivery charges actually paid by Sano or its Sublicensees, and all taxes (except income taxes), tariffs, duties and other similar governmental charges actually paid by Sano or its Sublicensees. If any of the amounts on which a calculation of Net Sales is based is expressed in a currency other than United States Dollars, such amount shall be converted to United States Dollars at the exchange rate prevailing in New York City on the last day of the calendar quarter during which such Net Sales are invoiced.


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     "New Information" has the meaning set forth in Section 2.2(a).

     "Patent Rights" means the patents covering the use of the Compound set forth in Exhibit A hereto to the extent they have been issued, or have effect, in the Territory, together with patents covering, the use of the Compound that issue, or have effect, in the Territory beginning after the date hereof.

     "Person" means an individual, corporation, partnership or any other entity or any government, foreign or domestic, or an agency or political subdivision thereof.

     "Product" means a transdermal patch for the administration of the Compound, either alone or in combination with other compounds.

     "Product Patent" has the meaning set forth in Section 3.3.

     "Product Trademark" has the meaning set forth in Section 3.4(b).

     "Public Organization" means, with reference to the United States, its territories and possessions, any non-profit organization, including entities like Planned Parenthood Federation of America and its affiliated family planning associations, whose principal function is to distribute in the United States human reproductive health products to individual users, either free of charge or at a price designed to recover the cost of providing them and, with reference to the Territory other than the United States, its territories and possessions, means any bilateral governmental development assistance agency, any government or governmental agency of a country designated by TPC as "developing," any intergovernmental agency or any not-for-profit organization, to the extent that such agency, government or organization (a) administers a program for public distribution of human reproductive health products, and (b) supplies such products to individual users, either free of charge or at a price designed to recover the cost of providing them. "Public Organization" shall include, without limitation, (i) development assistance agencies such as United

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States Agency for International Development and similar agencies; (ii)
intergovemmental agencies and organizations such as United Nations Childrens Fund, United Nations Population Fund, World Health Organization and regional health organizations like Pan American Health Organization; and (iii) not-for-profit family planning or reproductive health organizations recognized by TPC, including Association for Voluntary Surgical Contraception, International Planned Parenthood Federation, and Pathfinder International, together with their Affiliates.

     "Registration" means any consent, approval, authorization, filing or registration necessary to manufacture, import, use, market, sell and/or distribute, as applicable, a Licensed Product in any country in the Territory, including Drug Master Files and NDAs, but not including patents, patent applications or trademarks.

     "Regulatory Agency" means (a) the FDA or (b) any Person, governmental department, bureau or commission in any country within the Territory responsible for regulating the products and activities of Persons engaged in the manufacture, sale, distribution and/or marketing of pharmaceuticals or any other activities similar to those to be engaged in by Sano (or its Sublicensees) under this Agreement, as the context may require, and including, in each case, any Person succeeding to the functions of any of the foregoing.

     "[*****] Territory" means the countries listed in Exhibit B attached hereto.

     "Sano Technical Information" means all technical information, whether or not patented or patentable, including, without limitation, formulations, components and manufacturing processes used in connection with Sano's transdermal patch products, relating to any Licensed Product or the manufacture or applications of any thereof or to applications of the Compound outside the Field and outside the field of human reproductive health, owned, licensed, possessed or controlled

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by Sano or its Sublicensees, including such information developed by a
Sublicensee as to which Sano has rights during the term of a Sublicense Agreement, whether developed, reduced to practice or otherwise acquired prior to the date hereof or during the term of this Agreement, and shall include Product Patents, NDAs, Drug Master Files, New Information and Registrations, but shall not include information that relates solely to the nature or properties of the Compound.

     "Specifications" has the meaning set forth in Section 3.2(d).

     "Sublicense Agreement" means an agreement for the distribution, marketing and sale of a Licensed Product, entered into by Sano, on the one hand, and a Sublicensee, on the other, containing, without limitation, the provisions required by this Agreement, but not terms or conditions that are inconsistent with any of the terms of this Agreement.

     "Sublicensee" means a Person with whom Sano contracts, under a Sublicense Agreement, for the distribution, marketing and sale of Licensed Products in accordance with the terms of this Agreement and which Person is (a) any of the world's top 20 pharmaceutical companies, based on consolidated gross sales revenues for the most recent fiscal year ended on or before the date of the applicable Sublicense Agreement; (b) any Affiliate of any of the pharmaceutical companies identified in (a), provided that the ultimate parent company thereof guarantees such Affiliate's obligations under the applicable Sublicense Agreement; (c) within any single country in the Territory, a domestic or foreign pharmaceutical company that is among the top 10 pharmaceutical companies distributing products in such country, based on consolidated gross sales revenues in such country for the most recent fiscal year ended on or before the date of the
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applicable Sublicense Agreement, provided that such company is financially responsible and reasonably capable of performing its obligations under a Sublicense Agreement; (d) [*****], (e) any Affiliate of Sano, provided that Sano guarantees such Affiliate's obligations under the applicable Sublicense Agreement, or (f) any other person reasonably acceptable to TPC.

     "Technical Information" means Licensed Technical Information and/or Sano Technical Information, as the context may require.

     "Territory" means the United States, its territories and possessions, and Canada, as such territory may be expanded from time to time by written agreement of the parties.

     "Trademarks" means, collectively, Compound Trademarks and Product
Trademarks.

2.   GRANTS OF LICENSES

     2.1 GRANT BY COUNCIL. TPC hereby grants to Sano, during the term of this Agreement, (a) an exclusive license (subject to TPC's right to use Licensed Products for research activities), under the Licensed Technical Information, with the right to grant sublicenses to Sublicensees, to manufacture, market, use, sell and distribute the Licensed Products throughout the Territory and (b) the non-exclusive right, with the right to grant sublicenses to Sublicensees, to use any Compound Trademark in connection with the manufacture, marketing, use, sale and distribution of Licensed Products only, in each case subject to, and in accordance with, the terms of this Agreement. Nothing contained in this Agreement shall preclude TPC from permitting other Persons, including other licensees of TPC, to use or cross-reference any Licensed Technical Information in connection with (i) in the case of [*****], the performance of its obligations under the Joint Development and Supply Agreement, dated August 24, 1993, with

TPC (the "Joint Development Agreement"); (ii) the development, manufacture, marketing, use and/or sale of any product using the Compound other than the Licensed Products, or (iii) the development, manufacture, marketing, use and/or sale of any Licensed Product in any countryoutside the Territory or in any country in the Territory in respect of which Sano has lost its exclusive rights, as provided in this Agreement. TPC shall, promptly upon acquiring or developing, new Licensed Technical Information, disclose such information to Sano, subject to the terms and conditions of this Agreement.

     2.2  GRANT BY SANO.

     (a) Subject to the terms of this Agreement, Sano hereby grants to TPC (i) a nonexclusive, perpetual royalty-free license to use new information developed by Sano relating to the nature and/or properties of the Compound only, but not including any Sano Technical Information (except to the extent expressly permitted by Section 2.2(c)) with the right to grant sublicenses, for all purposes not inconsistent with this Agreement; and (ii) a non-exclusive, perpetual license to use new information developed by Sano relating to any Product (or potential Product, but not to a Licensed Product) for use in the field of human reproductive health (such new information, together with the new information referred to in Clause 2.2(a)(i), the "New Information"), but not to the manufacture of any component thereof or to any Sano Technical Information, with the right to grant sublicenses, provided that, Sano shall not have any obligation under this Agreement to develop or market any such new Product and provided further, that Sano shall be entitled to receive from TPC or its sublicensees using any such New Information under this clause 2.2(a)(ii) a commercially reasonable royalty on net sales of such Products, to be mutually agreed by Sano and TPC (and TPC shall, or shall cause its sublicensees to, indemnify

Sano against Losses in connection with the manufacture, sale or use of any such Product, as set forth in Section 7.3(b)). Notwithstanding, anything contained herein to the contrary, "New Information" shall not in any event include any Sano Technical Information.

     (b) To the extent that Sano or its Sublicensees develop new information, including patents, relating to any Product for use outside the Field and outside the field of human reproductive health, Sano shall have no obligation to grant to TPC any rights therein but, to the extent Sano or any Affiliates or licensees of Sano, develop and thereafter market any such Product, TPC shall be entitled to receive a commercially reasonable royalty on net sales of such Products, to be mutually agreed by Sano and TPC (and Sano shall, and shall cause its licensees to, indemnify TPC against Losses in connection with the manufacture, sale or use of any such Product, as set forth in Section 7.3(a)).

     (c) To the extent, but only to the extent, necessary to permit TPC to access information related solely to the nature or properties of the Compound in connection with its rights under Section 2.2(a)(i), but not to access other information therein that constitutes Sano Technical Information, Sano also grants TPC the right, with the right to sublicense such right, to cross-reference NDAs, Drug Master Files and Registrations obtained by Sano and which otherwise constitute Sano Technical Information.

     2.3  DISCLAIMER OF WARRANTY.

     (a) TPC MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, RESPECTING ANY OF THE LICENSED TECHNICAL INFORMATION, THE PATENT RIGHTS, THE COMPOUND TRADEMARK, THE COMPOUND OR ANY LICENSED PRODUCT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO THE

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ENFORCEABILITY OR VALUE OF ANY OF THE LICENSED TECHNICAL INFORMATION OR THE
DESIGN, VALUE, EFFICACY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OF THE COMPOUND OR ANYLICENSED PRODUCT, EXCEPT AS EXPRESSLY SET FORTH HEREIN. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NOTHING CONTAINED HEREIN SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY TPC THAT THE DESIGN, MANUFACTURE, USE, SALE OR DISTRIBUTION OF ANY LICENSED PRODUCT WILL NOT INFRINGE THE PATENTS OR OTHER PROPRIETARY INFORMATION OF ANY PERSON. In no event shall TPC be liable to Sano or any other Person for any damages, direct or indirect, special or consequential, in connection with any Licensed Product or the use of any Licensed Technical Information, unless TPC is otherwise in material breach of this Agreement and such damages are the result of such breach. Sano shall not make, nor permit its Sublicensees to make, any warranty respecting any Licensed Product or the Compound inconsistent with the foregoing.

     (b) To the extent that Sano licenses to TPC New Information or Sano Technical Information under Section 2.2, SANO MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, RESPECTING ANY OF SUCH LICENSED INFORMATION OR ANY PRODUCT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO THE ENFORCEABILITY OR VALUE OF ANY OF THE LICENSED INFORMATION OR THE DESIGN, VALUE, EFFICACY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OF ANY PRODUCT, EXCEPT AS EXPRESSLY SET FORTH HEREIN. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, OR ANY OTHER

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AGREEMENT BETWEEN THE PARTIES RELATING TO SUCH LICENSE, NOTHING CONTAINED HEREIN
SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY SANO THAT THE DESIGN, MANUFACTURE, USE, SALE OR DISTRIBUTION OF ANY PRODUCT WILL NOT INFRINGE THE PATENTS OR OTHER PROPRIETARY INFORMATION OF ANY PERSON. In no event shall Sano be liable to TPC or any other Person for any damages, direct or indirect, special or consequential, in connection with the use of such licensed information or Product, unless Sano is otherwise in material breach of any agreement with TPC relating to such licensed information and such damages are the result of such breach. TPC shall not make, nor permit its sublicensees to make, any warranty respecting any Product inconsistent with the foregoing. 3. DEVELOPMENT OF LICENSED PRODUCTS

     3.1 OBLIGATIONS OF TPC. TPC shall have the following obligations with respect to the development of Licensed Products:

     (a) CERTAIN STUDIES.

     (i) TPC shall use its reasonable efforts, subject to circumstances and events beyond its control, to begin, and thereafter complete, as soon as practicable, at TPC's expense, carcinogenicity studies of the Compound as described, and in accordance with the schedule set forth, in Exhibit C attached hereto. Any other tests or studies, to be undertaken by TPC at Sano's expense, shall be mutually agreed between the parties and described in one or more addenda to Exhibit C.

     (ii) If, as a result of TPC's breach of its obligations under Section 3.1
(a)(i), the required carcinogenicity studies are not completed substantially on the schedule set forth in

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Exhibit C, the payments specified in Sections 5. 1 (b) and (c) may be withheld by Sano, and shall be payable to TPC only upon completion of the carcinogenicity studies, but at that time, such payments shall be reduced by an amount reflecting interest on the aggregate amount of such payments at an annual rate equal to the prime rate announced by Citibank N.A. in New York, New York on the date on which the carcinogenicity studies were scheduled to be completed, plus 3%, accruing from such date through the actual date of their completion (or the earlier termination of this Agreement). In no event shall TPC be required to make any payment to Sano hereunder if the carcinogenicity studies are not timely completed.

     (iii) All data resulting from the tests set forth in Exhibit C (in addition to all data resulting from tests relating to the Compound completed prior to the date hereof) shall be included in the Licensed Technical Information and shall be disclosed to Sano, subject to the terms and conditions of this Agreement, and for use as permitted hereby, in a form suitable for incorporation in an NDA filed with the FDA, as soon as practicable after they are obtained.

     (b) CLINICAL STUDIES. TPC shall assist Sano in designing Phase III clinical trials of Licensed Products. The Council shall not have any obligation to prepare or submit any further INDs with respect to any Licensed Product.

     (c) CROSS-REFERENCE. Subject to the provisions of this Agreement, TPC shall permit Sano and its Sublicensees the right to cross-reference the Licensed Technical Information, as and to the extent necessary to permit Sano and its Sublicensees to perform their obligations under this Agreement and the Sublicense Agreements. TPC shall provide to Sano, as reasonably requested by Sano, copies of all filings with the FDA and other Regulatory Agencies as TPC shall have made or shall hereafter from time to time have in its possession, provided that Sano promptly



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reimburses TPC for the costs of duplicating such materials. Sano shall, and shall cause each of its Sublicensees to, notify TPC in advance of its intent to make cross-references under this Section as occasions to cross-reference occur.

     (d) [*****] DRUG MASTER FILES. TPC shall require [*****] to agree to establish, and thereafter maintain, in each case at [*****] expense, in accordance, with applicable standards, Drug Master Files for the Compound with the relevant Regulatory Agencies within the Territory, as necessary for the manufacture and sale of Licensed Products there, and to permit Sano and its Sublicensees the right to cross-reference such Drug Master Files as and to the extent necessary to permit Sano or its Sublicensees to perform their obligations under this Agreement and the Sublicense Agreements.

     3.2 OBLIGATIONS OF SANO. Sano shall have the following obligations with respect to the development of Licensed Products:

     (a) MANUFACTURING AND CONTROL PROCEDURES. In accordance with the Specifications, Sano shall develop the manufacturing process and quality control procedures for Licensed Products.

     (b) DRUG MASTER FILES. Sano shall, at its expense, establish, and thereafter maintain, in accordance with applicable standards, Drug Master Files for Licensed Products with the relevant Regulatory Agencies within the Territory, as necessary for the manufacture and sale of Licensed Products there.

     (c) NDA. Unless this Agreement has been earlier terminated in accordance with Section 9.2, Sano shall, at its expense, as soon as practicable following the completion of

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

necessary clinical trials, prepare, file, and thereafter maintain, with the FDA and with the other relevant Regulatory Agencies within the Territory, the NDAs for Licensed Products.

     (d) CLINICAL STUDIES; SPECIFICATIONS. Sano shall, at its expense, design, in consultation with TPC, and perform Phase III clinical trials of Licensed Products as necessary for purposes of obtaining Registrations from the relevant Regulatory Agencies throughout the Territory. Sano shall, at least 30 days prior to beginning any Phase III trial, deliver the protocol therefor to TPC for its review and comment. Based on the results of its studies, Sano shall develop specifications for the use and manufacture of Licensed Products (the "Specifications") and shall submit them to TPC for its review.

     (e) SUPPLY OF PRODUCTS TO TPC. From time to time after the date hereof, promptly following a request therefor, Sano shall supply to TPC, at no cost, (i) up to 2,000 units of Licensed Products per year for research purposes only (and not for commercial resale), provided that, if TPC does not request all such units in a given year, the remaining amount shall be available to TPC in thc next and subsequent years during the term of this Agreement, and (ii) all units of Licensed Products reasonably necessary for TPC (or its licensees or sublicensees) to conduct and complete acceptability studies of Licensed Products.

     3.3 PRODUCT PATENTS. Sano shall, at its expense, use its diligent efforts, to the extent practicable, to patent the Licensed Products, as well as patentable ideas, concepts, inventions or discoveries (collectively, "Inventions") developed in connection with the Licensed Products or the manufacture thereof during the term of this Agreement (any of which is referred to as a "Product Patent") in countries throughout the Territory, to the extent agreed by the parties.

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

     (a) PATENT APPLICATIONS. The parties shall consult with each other as to whether or not to patent any Invention relating to a Licensed Product and the countries in the Territory in which patent applications should be prosecuted. Promptly after a decision to seek a patent, Sano shall, at its expense, file and prosecute patent applications in respect of Product Patents in each such country. TPC shall, at the request of Sano and at Sano's expense, execute such documents and perform such acts as Sano may deem reasonably necessary and advisable to assist in effecting the filing of such patent applications and to procure letters patent thereon. Sano shall keep TPC informed of developments concerning such patent applications and any Product Patents.

     (b) TRADE SECRETS. If Sano reasonably determines not to patent any Invention relating to a Licensed Product, Sano shall, and shall cause its Sublicensees to, and TPC shall, thereafter treat such Invention as a trade Secret in accordance with Section 7.1 and otherwise as appropriate to preserve the proprietary nature and value of such Invention.

     (c) ELECTION NOT TO MAINTAIN. If, at any time after obtaining a Product Patent or applying therefor, Sano elects not to take action necessary to keep such application or Product Patent in force, Sano shall give TPC written notice of such election at least 30 days prior to the date such action is required to be taken. In such event, TPC may, at its option and expense, assume responsibility for keeping in force any such application or Product Patent, and Sano shall promptly assign all of its right, title and interest in and to any such application or Product Patent to TPC.

     3.4 TRADEMARKS.

     (a) COMPOUND TRADEMARKS. TPC has registered the name Nestorone(R) for the Compound and may determine to adopt and/or register with any governmental authority

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

additional trademarks or service marks with respect to the Compound. TPC shall own and maintain all such trademarks and service marks, whether or not registered, obtained by TPC or which TPC has or acquires the right to use (any of which is referred to as a "Compound Trademark").

     (b) PRODUCT TRADEMARKS. Sano shall register and maintain with the appropriate governmental authorities within the Territory trademarks or service marks for the Licensed Products. Sano shall own any such trademark or service mark, whether or not registered, obtained by Sano or which Sano has or acquires the right to use (any of which is referred to as a "Product Trademark"). 4. MANUFACTURE. MARKETING AND SUPPLY OF THE PRODUCT

     4.1 OBLIGATIONS OF TPC. To the extent TPC or its licensees develop additional information with respect to the Compound or Licensed Products which is necessary or desirable for Sano to exercise its rights or perform its obligations under this Agreement, such information shall promptly be disclosed to Sano and shall be deemed included in the Licensed Technical Information and the license granted to Sano under Section 2. 1. TPC shall, during the term of this Agreement, maintain in effect the Patent Rights until their respective expiration dates or other termination, provided that, if TPC elects not to take action necessary to keep any of the Patent Rights in force, TPC shall give Sano written notice of such election at least 30 days prior to the date such action is required to be taken. In such event, Sano may, at its option and expense, assume responsibility for keeping in force such Patent Rights, and TPC shall promptly assign all of its right, title and interest in and to such Patent Rights to Sano, subject, in each case, to all licenses and other rights in effect at the time.

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     4.2 OBLIGATIONS OF SANO. Sano shall have the following obligations with respect to the manufacture, marketing and supply of Licensed Products:

     (a) MANUFACTURE AND SUPPLY OF THE PRODUCT. Sano shall:

     (i) manufacture, sell and export Licensed Products in accordance with the Specifications and FDA requirements and all other applicable rules and regulations (together, the "Manufacturing Standards"), and establish appropriate quality control review procedures in accordance with the requirements of the FDA; and

     (ii) establish the manufacturing capacity to supply Licensed Products in accordance with the Specifications in such amounts as it and its Sublicensees may require from time to time, and supply and cause its Sublicensees to supply Licensed Products for sale to both Public Organizations and the private sector in the Territory in accordance with the terms of this Agreement.

     (b) PURCHASE OF THE COMPOUND. Sano shall:

     (i) as long as the Compound is manufactured by [*****] in accordance with FDA requirements, analytical specifications (A) reasonably acceptable to TPC, Sano and [*****] and (B) acceptable to any relevant Regulatory Agency, and all other applicable rules and regulations, purchase all supplies of the Compound necessary to manufacture Licensed Products only from [*****], at a reasonable price reflecting both the proprietary nature of the process developed by [*****] to produce the Compound and the impact of such price on the ultimate commercial feasibility of Licensed Products. Nevertheless, if [*****] is unable or unwilling, for any reason, for any period of time, to manufacture and supply, at such a reasonable price, the quantities of the Compound ordered in accordance with this Section 4.2(b),

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Sano shall purchase all required supplies of the Compound during such period of time from a manufacturer selected by Sano and approved by TPC, which approval shall not be unreasonably withheld or delayed;

     (ii) not later than November 1 of each calendar year, beginning in the calendar year preceding the first calendar year in which Sano expects to purchase the Compound in connection with the manufacture of Licensed Products for any purpose, deliver to [*****] a non-binding forecast of its expected Compound requirements, including proposed delivery dates, during the two calendar years following delivery of such forecast, and, to the extent practicable, update such forecasts every three months during the period which they cover; and

     (iii) make quarterly written purchase orders setting forth the required quantities of the Compound and requested delivery dates thereof for the three-month period which begins 90 days following the forecast, which quantities of the Compound Sano shall be required to purchase, and [*****] shall be required to manufacture and deliver, in each case at the price agreed to, at the times specified, in such orders, unless either party is prevented from doing so as a result of circumstances or events beyond their respective control.

     (c) OBTAIN SUBLICENSEES. Subject to the terms of this Agreement, Sano shall use reasonable efforts to obtain Sublicensees to develop markets for, and to distribute, Licensed Products in such portions of the Territory where Sano itself shall not undertake such marketing and distribution, in accordance with all applicable rules and regulations and pursuant to Sublicense Agreements.

     (d) REGISTRATIONS. Sano shall, at its expense, or shall cause its Sublicensees, at their expense, to effect and thereafter maintain all Registrations necessary for the manufacture, import,

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                       SECURITIES AND EXCHANGE COMMISSION
                        ASTERIKS DENOTE SUCH OMMISSIONS

     sale, use, marketing or distribution, as applicable, of Licensed Products in such countries or territories within the Territory in which such activities are to take place, provided that, to the extent the Territory includes countries in the [*****[ Territory, [*****] shall, at its expense, effect and maintain all necessary Registrations there.

     (e) NEW INFORMATION. Sano shall, and shall cause its Sublicensees to, inform TPC promptly of (i) New Information, (ii) any new application for the Compound in the Field or in the field of human reproductive health, whether or not such Invention shall be the subject of any Product Patent or application therefor, and (iii) the results of testing programs conducted by Sano or its Sublicensees with respect to any Licensed Product, including any information, medical or otherwise, of an adverse nature received or developed by Sano or its Sublicensees.

     (f) MARKETING THE PRODUCT. Sano shall use commercially reasonable efforts to develop Licensed Products for use in both hormone replacement therapy and contraception and shall, and shall cause each of its Sublicensees to, use commercially reasonable efforts to promote, market, sell and distribute all such Licensed Products, in each case in compliance with all applicable laws, rules and regulations in the countries and territories in the Territory, and including to both Public Organizations and the private sector therein. For purposes of this Section 4.2(f), commercially reasonable efforts to promote, market, sell and distribute Licensed Products hereunder shall initially be deemed to have been made if (i) an Investigational New Drug application with respect to a Licensed Product for application in hormone replacement therapy shall have been filed with the FDA within 12 months, and with respect to a Licensed Product for application in contraception, within 24 months, after the date hereof, and (ii) an NDA for a Licensed Product for application in hormone replacement therapy shall have been filed with

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the FDA within five years, and with respect to a Licensed Product for application in contraception, within six years, after the date hereof, and, over time, shall be deemed to have been made if efforts comparable to those made by Sano for other products in its portfolio achieving revenues and profits comparable to such Licensed Product are made with respect thereto. If there are no such comparable products, the parties shall determine what shall constitute commercially reasonable efforts.

     (g) FORFEITURE OF EXCLUSIVITY; LOSS OF RIGHTS.

     (i) Notwithstanding anything contained herein to the contrary, the license granted to Sano under Section 2.1 shall become non-exclusive with respect to a Licensed Product in each country and/or territory in the Territory as to which
(A) applications for Registrations of such Licensed Product have not been submitted at the times, and with the Regulatory Agencies, set forth in Section 4.2(f); (B) the first commercial sale of such Licensed Product therein has not been made promptly following approval of all necessary Registrations by the appropriate Regulatory Agencies or (C) royalties payable in respect of sales or dispositions of such Licensed Product throughout the Territory in a License Year do not equal or exceed the amounts set forth in Exhibit D by the dates set forth therein, provided, that if such minimum royalties so payable have not accrued or been paid, Sano may nevertheless maintain the exclusivity of the grant under
Section 2.1 with respect to a Licensed Product by paying to TPC the difference between (x) the royalties actually paid in respect of the License Year and (y) the total minimum royalties payable in respect of such Sublicense Year as set forth in Exhibit D, which amount shall be paid by Sano within 30 days after the last royalty payment in respect of such License Year was otherwise due, and provided further that, as and to the extent the Territory is expanded to include additional

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counties in accordance with this Agreement, Exhibit D shall be amended to set forth agreed deadlines for the submission of required Registrations and minimum royalties with respect to such additional areas. In addition, Sano's license under the Patent Rights shall be terminated if, and to the extent, required by the Confidential Settlement Agreement, dated September 6,1994, between TPC and [*****] (the "[*****] Agreement") (a redacted copy of which has been provided to Sano) in the event that Sano or its Sublicensees do not meet, to the extent applicable in the Territory, the diligence requirements prescribed by the [*****] Agreement, as it is hereafter amended in accordance with Section 9.2(b) and as set forth in Exhibit D, provided, that, except as otherwise expressly required by the terms of this Agreement, such termination shall not affect the license granted under Section 2.1 as to Licensed Technical Information other than the Patent Rights.

     (ii) To the extent that the license granted to Sano under Section 2.1 becomes nonexclusive with respect to a Licensed Product by operation of Section 4.2(g)(i) or otherwise, TPC shall have the right, with the right to sublicense such right, to cross-reference the NDAs, Drug Master Files and Registrations obtained by Sano with respect to the Compound and/or such Licensed Product in the countries or territories in which Sano's license has become non-exclusive.

     4.3 PRICE TO PUBLIC ORGANIZATIONS; SHORTAGES.

     (a) The price (exclusive of any royalty payable to TPC under this Agreement) charged Public Organizations in any country in the Territory during any License Year for any Licensed Product shall be no more than [*****]% of the price generally charged non-Public Organizations in such country for such Licensed Product, provided that neither Sano nor its

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                        ASTERIKS DENOTE SUCH OMMISSIONS

     Affiliates shall be required by this Agreement to charge any such Public Organization less than [*****]% of the Manufacturing Cost, or, in the case of sales by other Sublicensees, less than [*****]% of the sum of the actual cost of such Licensed Product to the Sublicensee plus amounts reflecting costs incurred by the Sublicensee allocable to items (iii), (iv), (vi) and (vii) of the definition of Manufacturing Cost. If Licensed Products are sold in countries where the parties agree that only Public Organizations are the purchasers thereof, the price charged to such Public Organizations by any of Sano, its Affiliates or other Sublicensees shall not exceed [*****]% of the Manufacturing Cost, in the case of Sano or its Affiliates, or [*****]% of the sum of the actual cost of such Licensed Product to the other Sublicensee plus amounts reflecting the items listed above.

     (b) If any Public Organization is unable to obtain from Sano or its Sublicensees an adequate supply of a Licensed Product at prevailing prices for Public Organizations in a similar locale, Sano agrees, upon reasonable notice from TPC or such Public Organization, to make, or cause to be made, available such supply to such Public Organization. If, through no fault of Sano or any of its Sublicensees, there is a shortage of a Licensed Product such that all orders cannot be filled, Sano shall, during the period of such shortage, allocate, or cause to be allocated, the units of the Licensed Product available for distribution to (i) Public Organizations wherever located and (ii) customers other than Public Organizations in the same proportion in which actual sales to both groups have occurred during the twelve-month period (or such shorter period as has elapsed since the first sale of the Licensed Product) preceding the date such shortage became apparent, provided that, if the Licensed Product as to which the shortage occurs is for use in connection with hormone replacement therapy and/or conditions related to menopausal or post-menopausal

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                        ASTERIKS DENOTE SUCH OMMISSIONS

syndrome, Sano shall not be required to allocate more than [*****]% of the Licensed Product available from time to time to Public Organizations.

     4.4 [*****] LICENSES.

     (a) MANUFACTURING SUBLICENSE. Upon the extension of the Territory to include any of the countries comprising the [*****] Territory or the African Territory, and in the event that Sano determines to manufacture a Licensed Product at production facilities to be located anywhere in the Territory and in either the [*****] Territory or the African Territory, Sano shall offer a sublicense to [*****] to manufacture such Licensed Product anywhere (whether or not at the same location proposed by Sano) in the [*****] Territory or the African Territory, as the case may be, that is part of the Territory, on reasonable terms and conditions, provided that (i) [*****] manufacture would be permitted under applicable law and (ii) [*****] would be able to establish facilities and begin production in the [*****] Territory or the African Territory, as the case may be, within the same reasonable time frame proposed by Sano.

     (b) MARKETING AND SALES SUBLICENSE. Upon the extension of the Territory to include any of the countries comprising the [*****] Territory, Sano shall offer [*****] an exclusive sublicense to market and sell Licensed Products in the [*****] Territory upon reasonable terms and conditions, including those required by this Agreement to be contained in Sublicense Agreements.

5.   PAYMENT

     5.1 FIXED PAYMENTS. Sano shall make the following payments to TPC, in United Sates Dollars, within 10 days after the occurrence of the events described below:

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     (a) [*****] upon the execution of this Agreement by all parties hereto;

     (b) [*****] upon the completion of a pharmacokinetic study evidencing the delivery of an effective dose of the Compound through a Licensed Product sufficient, in the opinion of both parties, to lead to further clinical trials;

     (c) [*****] upon commencement of the first Phase III clinical trial of a Licensed Product by Sano;

     (d) [*****] upon the filing of the first NDA for a Licensed Product in a country in the Territory; and

     (e) [*****] upon approval of the first NDA covering a Licensed Product.

     5.2  ROYALTIES.

     (a) GENERALLY. Sano shall, and shall require each of its Sublicensees to, pay to TPC, quarterly in arrears, a royalty equal to [*****]% of Net Sales in respect of Licensed Products sold during the term of this Agreement, provided, that such royalty rate shall be reduced to [*****]% of Net Sales in respect of a Licensed Product sold in any country in the Territory in which a competing product is commercially available at the time such Net Sales are invoiced. For purposes of this Agreement, a "competing product" of a Licensed Product shall mean a transdermal patch incorporating the Compound, alone or together with other active or inactive ingredients or compounds, for use in the same application as the particular Licensed Product.

     (b) PAYMENT. All royalties payable hereunder shall be paid in United States Dollars, determined by the exchange rate prevailing in New York City on the last day of the calendar quarter in respect of which royalties are to be paid. Payment shall be made within 45 days after the end of each calendar quarter during the term of this Agreement.

     (c) REPORTS. Together with the quarterly payments of royalties due under this Agreement, Sano shall, and shall cause its Sublicensees to, furnish to TPC written information with respect to sales of Licensed Products during such calendar quarter, as follows:

          (i) the identity of each Sublicensee that sold Licensed Products;

          (ii) a statement setting forth for Sano and each Sublicensee the following information:

          (A)  the total Net Sales of each Licensed Product;

          (B)  the royalty accruing thereon pursuant to this Agreement; and

          (C) the gross amounts invoiced for the sale of Licensed Products and an explanation of the calculation of Net Sales therefrom; and
               (iii) the amount due to TPC as royalties under this Section 5.2.

If no royalty shall have accrued hereunder during any such calendar quarter or portion thereof, such statement shall so report.

     (d) The quarterly report in respect of the final quarter of a License Year shall also contain the information set forth in Section 5.2(c) for the entire License Year and, in addition, if the price charged to any Public Organization for a Licensed Product was based thereon in accordance with Section 4.3(a), a breakdown of the calculation of Manufacturing Cost, including an explanation of the items listed in the definition of Manufacturing Cost. To the extent such information with respect to Manufacturing Cost is proprietary to Sano, Sano's officers

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or accountants will make such information available to TPC and TPC shall thereafter hold it in confidence in accordance with Section 7. 1. Such final quarterly report shall be certified by the Chief Financial Officer of Sano as true, complete and correct.

     (e) Within 90 days after termination of this Agreement for any reason, Sano shall furnish to TPC a report, in the form described above, and royalty payment covering sales of Licensed Products as to which such a report and royalties have not been delivered previously hereunder.

     5.3 RECORDS. Sano shall, and shall cause its Sublicensees to, maintain complete and accurate records of all information necessary for the determination of royalties due to TPC under this Agreement, and shall retain such records for not less than five years after submitting the royalty report to which such records pertain. Such records may, upon reasonable request by TPC and at its expense, be examined by an independent certified public accountant retained by TPC for the purpose of verifying the correctness of royalty payments made to TPC, provided, that any such examination shall be performed during Sano's ordinary business hours, and may take place no more frequently than semi-annually. Any such independent accountant shall execute a confidentiality agreement in form and substance reasonably acceptable to Sano and shall not disclose to TPC any cost data or other information relating to Sano or its Affiliates that is proprietary to Sano. In the event any such audit results in a finding of an underpayment or an overpayment by Sano, TPC will so notify Sano and Sano or TPC, as the case may be, shall make a corrective payment within 60 days following such notice. If any such audit reveals that Sano and/or its Sublicensees have underpaid royalties to TPC in an aggregate amount equal to or

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

exceeding 10% of the royalties actually due in respect of a License Year, Sano shall also reimburse TPC for the reasonable costs of such audit.

     5.4 WITHHOLDING. Any income or other tax that must be withheld and paid (whether pursuant to governmental regulations or otherwise) with respect to royalties payable to TPC under this Agreement shall be deducted prior to remittance to TPC; provided, that Sano shall, at the request of TPC, furnish or cause to be furnished to TPC proper evidence of taxes paid within 45 days after such request, together with appropriate statements for the purpose of seeking recovery of such tax.

6.   JOINT DEVELOPMENT COMMITTEE

     6.1 ESTABLISHMENT. Sano and TPC shall establish a joint development committee (the "Joint Development Committee") in connection with the development of Licensed Products hereunder. The Joint Development Committee shall initially consist of six representatives, an equal number of which shall be appointed by each of the parties within 30 days after the execution of the Agreement by both parties. A party may change its appointed representatives from time to time upon notice to the other party. The total number of members of the Joint Development Committee may be changed from time to time, but shall always be an even number, half of which shall be representatives of each party.

     6.2 DUTIES. The Joint Development Committee shall make recommendations to Sano with respect to the following: (a) a development program for Licensed Products; (b) the review of all Phase II and III studies relating to Licensed Products and any other studies proposed to be performed by Sano in connection with obtaining Registrations for Licensed Products, and (c) the coordination of all other regulatory and compliance issues relating to Licensed Products

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throughout the Territory. The Joint Development Committee will meet at least quarter-annually during the term of this Agreement, at such dates and times as are agreed to by the parties (and their representatives on the Committee), unless activity with respect to Licensed Products reasonably requires more -- or less -- frequent meetings. Meetings in person shall alternate between the offices of the parties or shall take place elsewhere as may be mutually agreed upon. The Joint Development Committee may also convene or be consulted from time to time by means of telecommunications or correspondence.

     6.3  LIMITATIONS.

     (a) The Joint Development Committee shall have no power to bind either of the parties hereto, it being understood that its role is advisory in nature. Deadlocks among the members of the Joint Development Committee respecting clinical program development and other matters relating to Licensed Products including, without limitation, the preparation of protocols, the conduct of Phase II and III studies, other studies proposed to be conducted or otherwise required by any Regulatory Agency, and Registrations, shall be resolved by Sano, provided that Sano has given due consideration to the recommendations and views of the Joint Development Committee.

     (b) The members of the Joint Development Committee shall agree in writing to be bound by the same obligations of confidentiality set forth for the parties in Section 7. 1.

     6.4 INDEMNIFICATION. Sano shall indemnify and hold harmless each member of the Joint Development Committee from time to time for all Losses incurred or suffered by any such member in connection with the performance of his or her duties in such capacity, provided that such duties are authorized or permitted by this Agreement, and provided further, that Sano shall

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not be required to indemnify any member of the Joint Development Committee for
Losses incurred as a result of such member's gross negligence or willful misconduct.

7.   OTHER AGREEMENTS, REPRESENTATIONS
     AND WARRANTIES OF THE PARTIES

     7.1 CONFIDENTIALITY. During the term of this Agreement and for a period of five years after the termination hereof for any reason, each of Sano and TPC shall hold, and shall cause each of its Affiliates, employees, consultants and agents to hold, as confidential and as a trade secret essential to the security of the other party, the contents of this Agreement and all proprietary information, including, without limitation, the Technical Information, whether received from TPC, Sano or a Sublicensee hereunder, pursuant to the Joint Development Agreement, a Sublicense Agreement or otherwise, except as permitted in writing by the other party, and except that such information may be disclosed to the Joint Development Committee and to Sublicensees to the extent necessary to permit them to perform their obligations under this Agreement or Sublicense Agreements, provided that the members of the Joint Development Committee and such Sublicensees have agreed to be bound by confidentiality obligations with respect thereto equivalent to the obligations of the parties in this Section 7.
1. Neither party shall be bound by the provisions of this Section with respect to any proprietary information (a) which has become, or becomes in the future, part of the public domain, other than as a result of or in connection with a violation of any duty, liability or obligation set forth herein; (b) which is required to be disclosed by law; or (c) to the extent necessary to disclose to agents, employees, or Sublicensees in order to permit TPC or Sano, as the case may be, to exercise any right hereunder. Each of TPC and Sano shall be entitled to disclose any adverse information with respect to the

Compound or a Licensed Product as required by law. TPC and Sano each shall take such further action as shall be reasonably requested by the other party to ensure the safeguarding and confidentiality of any proprietary information required to be held confidential by the terms hereof. The parties agree that if either party determines in good faith that it is required to file this Agreement with any Regulatory Agency, such party will seek to redact the financial terms hereof to the extent possible in order to keep them confidential.

     7.2 PUBLICATION ANNOUNCEMENTS. Notwithstanding the provisions of Section 7. 1, either party may, with the written approval of the other party, which approval shall not be unreasonably withheld or delayed, publish reports concerning its activities hereunder, provided that (a) Sano shall have the right to require TPC to delay the publication of such reports for a period of up to six months for the purpose of obtaining patents as permitted under this Agreement or otherwise processing pending Registrations with Regulatory Agencies and (b) each party shall have the right to edit the information in the publication in a reasonable manner in order to protect trade secrets. All announcements and news conferences to be made at any time during development of a Licensed Product or upon any Registration thereof shall, to the extent practicable, be made or held jointly by Sano and TPC, provided that, Sano may make its own announcements as required by applicable securities and other laws after having delivered any such releases to TPC for its review prior to publication and provided further, that such statements otherwise comply with the requirements of this Agreement. The parties agree that they shall make a public announcement upon the execution of this Agreement in the form of Exhibit E attached hereto.

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     7.3  INDEMNITY.

     (a) SANO'S OBLIGATION. Sano shall indemnify [*****], TPC and their respective Affiliates, trustees, directors, shareholders, officers, employees and agents, and hold them harmless from and against all claims, suits and demands (whether based on death, personal injury or otherwise) against any of them and all liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) (collectively, "Losses") incurred or payable by any of them arising out of or in connection with (i) the breach of any material representation or warranty made by Sano contained in this Agreement or by a Sublicensee in a Sublicense Agreement; (ii) the failure of Sano or any of its Sublicensees to observe or perform any material duty, covenant, liability or obligation arising under or in connection with this Agreement or a Sublicense Agreement, as the case may be; (iii) Sano's or any of its Sublicensees' manufacture, marketing, handling, distribution, use, packaging, storage, shipment, delivery or sale, as the case may be, of any Licensed Product or any portion thereof, including, without limitation, any claim for product liability; or (iv) the infringement of the rights of any other Persons by Sano, its Sublicensees or any of their respective Affiliates (other than by exercising the license granted by this Agreement under the Licensed Technical Information).

     (b) TPC'S OBLIGATION. TPC shall indemnify Sano and its Affiliates, directors, shareholders, officers, employees and agents, and hold them harmless from and against all claims, suits and demands against any of them and all Losses incurred or payable by any of them arising out of or in connection with
(i) TPC's breach of any material representation or warranty made by it contained in this Agreement; (ii) TPC's failure to observe or perform any material duty, covenant, liability or obligation arising under or in connection with this Agreement; or (iii)

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                        ASTERIKS DENTOE SUCH OMMISSIONS

the gross negligence or willful misconduct of TPC in connection with any study performed by TPC and contemplated by this Agreement.

     (c) PROCEDURE. TPC (including [*****]) or Sano (in this capacity, the "indemnitee") shall promptly notify the other party (the "indemnitor") of its receipt of any threat, indication or other notice of any claim, suit or demand which may give rise to any Loss within the purview of Section 7.3(a) or (b). The indemnitor shall promptly assume full control of the defense against any such claim, suit or demand with the assistance of counsel reasonably satisfactory to the indemnitee and with the assistance of counsel to the indemnitee, and the indemnitee shall cooperate with the indemnitor in the evaluation and defense thereof, provided that the indemnitor shall reimburse the indemnitee for its out-of-pocket expenses (including, without limitation, reasonable attorneys' fees and disbursements) in connection therewith, which expenses shall not include the time value of the indemnitee's employees or management. The indemnitee shall not make any admission of liability or responsibility, enter into any settlement, take any other action or incur any expense (except reasonable attorneys' fees) with respect to any such claim, suit or demand without the indemnitor's prior written consent, which consent shall not be unreasonably withheld or delayed. Nothing contained in this Agreement shall obligate an indemnitor to indemnify an indemnitee for any damages or Losses incurred or payable by the indemnitee resulting from the indemnitee's own negligence or willful misconduct.

     7.4 INSURANCE. Each party shall, at its expense, maintain insurance to cover the risks (including the defense of claims) set forth in Section 7.3(a), in the case of Sano, or Section 7.3(b), in the case of TPC, to be placed in amounts, and with carriers, reasonably satisfactory to the other party. Each such insurance policy shall name the other party (and, in the case of Sano's

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policy, shall name [*****]) as an additional insured and shall provide that at least 30 days' prior written notice of cancellation or material change in coverage under such policy shall be given to the additional insured(s). Each party shall furnish copies of all policies and amendments thereto to the other party, and evidence that such insurance has been obtained shall be delivered to the other party (or [*****], as the case may be) promptly following a request therefor.

     7.5 INFRINGEMENT CLAIMS AGAINST THIRD PARTIES.

     (a) ACTIONS. If either party shall receive notice of any action that, in the reasonable opinion of such party hereto, infringes any of the Patent Rights, such party shall promptly notify the other party hereto. Sano shall then have the sole right to initiate, at its expense, a legal proceeding against the infringing Person, in its own name and/or in the name of TPC if necessary, together with the right to enforce and collect any judgment thereon. If Sano elects to exercise such right, (i) TPC shall, at Sano's request, take all appropriate or necessary action to assist in the prosecution of such proceeding (including consenting to being joined in such proceeding),
(ii) TPC shall be reimbursed by Sano for its reasonable out-of-pocket fees and expenses, including, without limitation, fees and expenses paid to attorneys and consultants retained in connection with taking such actions and (iii) Sano shall bear its own legal and other costs and expenses, together with all other costs and expenses associated with the proceeding (including, without limitation, court costs). Any monetary recovery in connection with any such infringement action shall be applied first to reimburse Sano for its out-of-pocket expenses (including reasonable attorneys' and consultants' fees) in prosecuting such proceeding and the expenses of TPC to be reimbursed by Sano hereunder. Any net balance shall be retained by

Sano, subject to the payment of royalties to TPC at the full rate set forth in
Section 5.2(a) on such balance. During the pendency of any such infringement proceeding, royalties required under this Agreement shall continue to be paid to TPC.

     (b) TPC'S RIGHT. If, in the reasonable opinion of TPC, Sano fails to take appropriate and diligent action with respect to any infringement, TPC shall have the right to initiate in its own name a legal proceeding for infringement, at its expense, and the right to enforce and collect and retain any judgment thereon. The initiation or failure to initiate any such proceeding by TPC shall have no effect on the payment of royalties hereunder.

     (c) EMPLOYEES' SERVICES. In the event the services of a salaried employee of Sano or TPC, as the case may be, are utilized in, or in preparation for, any suit or action hereunder, the party bringing the suit or action will pay for such services an amount which shall not exceed the usual and reasonable charges which would be made by other persons of like qualifications for like services, provided that such charges shall in no event exceed a rate which is based on such employee's salary.

     7.6 INFRINGEMENT CLAIMS AGAINST THE PARTIES. If any infringement of its rights by reason of the parties' exercise of their respective rights or obligations under this Agreement is alleged by a third Person against TPC, Sano or any of its Sublicensees, TPC shall investigate such allegations in collaboration with Sano, and the parties agree to cooperate in taking appropriate action to resolve any dispute that might arise therefrom.

     7.7 EXPORT REGULATIONS. Neither TPC nor Sano shall make any disclosure, written or oral, of technology or other information that originated in the United States, nor shall Sano

                                       36

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        CONFIDENTIAL INFORMATION OMMITTED AND FILED SEPARATELY WITH THE
                       SECURITIES AND EXCHANGE COMMISSION
                        ASTERIKS DENOTE SUCH OMMISSIONS

permit any Sublicensee to make any such disclosure, without full compliance with applicable laws regarding the export of technology.

     7.8 USE OF NAMES. Neither Sano nor TPC shall use the name of the other or refer to the other party, in writing or otherwise, in any manner, nor shall Sano permit any Sublicensee to so use TPC's name, except with the prior written consent of the other or as otherwise required by any Regulatory Agency or by applicable law. Notwithstanding the above, Sano shall, in any promotional and other materials or public information generated by Sano relating to a Licensed Product, credit TPC for its assistance in developing the Licensed Product in the form of Exhibit F attached hereto.

     7.9 PATENT MAINTENANCE AND MARKING. All Licensed Products made, used or sold under this Agreement, or their containers, shall be produced in accordance with all applicable patent marking laws, TPC shall bear the reasonable costs of maintaining, extending, to the extent practical, reexamining or reissuing the patents included within the Patent Rights during the term of this Agreement.

     7.10 REPRESENTATIONS AND WARRANTIES.

     (a) TPC. TPC hereby represents that (i) it is a corporation duly organized, validly existing and in good standing under the Not-for-Profit Corporation Law of the State of New York and has full corporate power and authority to execute, deliver and perform this Agreement; (ii) the execution, delivery and performance of this Agreement have been authorized by all necessary corporate action on the part of TPC; and (iii) except for (A) rights granted under the Joint Development Agreement, (B) the rights of [*****] under the [*****] Agreement, (C) patents belonging to [*****] (none of which TPC is aware are still in force),

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                        ASTERIKS DENOTE SUCH OMMISSIONS

     and (D) certain patent filings made by [*****] in the United Kingdom and South Africa, it is not aware of any patent rights or claims of any Persons that may be violated or infringed as a result of the execution, delivery or performance of this Agreement by either party or which could otherwise affect the use or license of the Licensed Technical Information by Sano as permitted by this Agreement. TPC agrees to keep Sano apprised from time to time of any developments of which TPC becomes aware with respect to patent filings or other filings or registrations relating to the Compound or Licensed Products which have not been made by or on behalf of TPC, Sano, or any Sublicensee.

     (b) SANO. Sano hereby represents and warrants that (i) it is a corporation duly organized, validly existing and in good standing under the laws of Florida, and has full corporate power and authority to execute, deliver and perform this Agreement; (ii) the execution, delivery and performance of this Agreement have been authorized or approved by all necessary corporate action on the part of Sano; (iii) Sano's entry into, and performance under, this Agreement will not violate any applicable law or regulation or any provision of any material agreement to which Sano is a party and (iv) it is not aware of any patent rights or claims of any Persons that may be violated or infringed as a result of its execution, delivery or performance of this Agreement by either party, or which would otherwise affect the use or license of the New Information as permitted by this Agreement.

     7.11 PROGRESS REPORTS. From time to time after the execution of this Agreement, but at least quarter-annually (unless the parties otherwise agree, as warranted by such activities), each of Sano and TPC shall submit progress reports to the other covering their respective activities relating to the development and testing of Licensed Products and obligations (as applicable) to obtain Registrations in connection therewith (to the extent not already communicated to the other party pursuant to other provisions of this Agreement). Progress reports hereunder shall be made for each Licensed Product until the first commercial sale of such Licensed Product occurs. Progress reports submitted hereunder shall summarize, without limitation, the following: (a) work completed from the date of the last report; (b) work in progress at the date of the report; (c) current schedule of anticipated events or milestones; and (d) when appropriate, and as applicable, market plans for the introduction of Licensed Products.

     7.12 CONTACTS WITH REGULATORY AGENCIES. The parties agree that, except (a) to the extent specifically requested to do so by Sano or a Regulatory Agency,
(b) as necessary, in TPC's opinion, to address matters relating to the Compound or (c) as otherwise required by law, TPC shall not initiate contact with Regulatory Agencies within the Territory with respect to Licensed Products. TPC shall report to Sano any such permitted contact, the subject matter of which might bear on the progress of Registrations or otherwise on any Licensed Product.

8.   SUBLICENSE AGREEMENTS.

     Each Sublicense Agreement shall contain the following provisions, among other provisions acceptable to the parties and otherwise in accordance with this Agreement, provided, that the inclusion of any such provision in a Sublicense Agreement shall not relieve Sano of any of its obligations under this Agreement:

     8.1 MARKETING AND DISTRIBUTION. Any Sublicensee that will market, sell or distribute any Licensed Product shall use commercially reasonable efforts to (a) develop a broad market for such Licensed Product, and (b) distribute such Licensed Product widely throughout its territory, according to a schedule to be agreed upon by Sano and the Sublicensee, in each case in

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        CONFIDENTIAL INFORMATION OMMITTED AND FILED SEPARATELY WITH THE
                       SECURITIES AND EXCHANGE COMMISSION
                        ASTERIKS DENOTE SUCH OMMISSIONS

accordance with the requirements of this Agreement. Such schedule shall require Registrations to be made, as required for the Sublicensee to perform its other obligations under the Sublicense Agreement, on a timely basis. The Sublicensee shall sell and distribute Licensed Products only under applicable Product Trademarks, in accordance with all applicable laws, rules and regulations, and otherwise in accordance with this Agreement, including its provisions relating to Public Organization sales, pricing and supply. No Sublicensee or any Affiliate of any thereof shall have been debarred by the FDA.

     8.2 INDEMNITY. The Sublicensee shall indemnify TPC, [*****], Sano and their respective Affiliates, trustees, directors, shareholders, officers, employees and agents, and hold them harmless from and against all claims, suits and demands and all Losses incurred or payable by any of them arising out of or in connection with the types of events or circumstances described in clauses (i)
- (iv) of Section 7.3(a). The Sublicensee shall provide insurance covering all such risks, in such amounts and to be placed with such carriers, reasonably satisfactory to TPC, [*****] and Sano, as set forth in Section 7.4.

     8.3 CONFIDENTIALITY. The Sublicensee shall keep confidential all proprietary information developed by it with respect to the Compound or any Licensed Product, or disclosed to it by TPC or Sano, in accordance with the terms set forth in Section 7.1.

     8.4 NEW INFORMATION: SUBLICENSE. The Sublicensee shall make available to TPC any new information that it discovers or develops, promptly upon acquiring or developing such information as set forth in Section 4.2(e), and shall grant to TPC a non-exclusive license to use all such information, with the right to grant sublicenses, including to Sano, to the extent set forth in Section 2.2.

     8.5 EXPORT REGULATIONS. The Sublicensee shall comply with all applicable laws pertaining to the export of technology.

     8.6 PURCHASE OF PRODUCT FROM SANO. As long as a Licensed Product is manufactured, supplied and sold by Sano in accordance with this Agreement, the Sublicensee shall purchase all of its requirements of such Licensed Product exclusively from Sano.

     8.7 ROYALTIES. The Sublicensee shall pay to TPC, quarterly in arrears, the royalties set forth in, and subject to, Section 5.2.

     8.8 TERMINATION. A Sublicense Agreement shall terminate immediately upon the termination of this Agreement, but the licenses granted to TPC therein shall survive any such termination.

9.   TERM AND TERMINATION, CONDITIONS

     9.1 TERM. Unless earlier terminated as provided herein, this Agreement shall remain in effect with respect to a Licensed Product until (a) the expiration of the last to expire of the patents from time to time contained in the Licensed Technical Information or, if later with respect to any Licensed Product, (b) the fifteenth anniversary of the date of the first commercial sale of such Licensed Product. Thereafter this Agreement shall be automatically renewed for additional periods of two years each unless either party gives notice of its intent to terminate this Agreement at least six months prior to the end of the initial term or any such renewal term. The parties' obligations under Sections 2.2, 3.3(c), 7.1, 7.3, and 7.4 shall survive any termination of this Agreement.

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        CONFIDENTIAL INFORMATION OMMITTED AND FILED SEPARATELY WITH THE
                       SECURITIES AND EXCHANGE COMMISSION
                        ASTERIKS DENOTE SUCH OMMISSIONS

     9.2  EARLY TERMINATION.

     (a) TERMINATION FOR BANKRUPTCY OR BREACH. Either party hereto shall have the right to terminate this Agreement on 60 days' prior written notice to the other party if such other party shall (i) become insolvent, file a petition in bankruptcy or similar proceedings, have a receiver appointed with respect to all or a substantial part of its assets or make an assignment for the benefit of creditors; (ii) be dissolved or liquidated; (iii) be subject to any event equivalent under the laws of any foreign country to any of the events set forth in clauses (i) and (ii) above or otherwise be prevented from performing its material obligations hereunder by any law, governmental or other action; or (iv) materially default in its performance of its obligations under this Agreement, which default has not been cured within such 60-day period, provided, that a party shall be entitled to cure only the first of any type of default hereunder.

     (b) TERMINATION BY SANO ON OTHER EVENTS. Sano may terminate this Agreement at any time before the submission of the first NDA on a Licensed Product, upon 30 days' prior written notice to TPC (i) and receive a refund of the amounts paid to TPC pursuant to Section 5.1 through the date of such termination, if (A) TPC does not obtain from [*****] Corporation an extension, acceptable to Sano, but which shall not be required to be more than the extension that would result from reestablishing the start date for such requirements as the date of this Agreement, of the time within which the diligence requirements set forth in Sections 3(c)(i) and (ii) of the [*****] Agreement must be complied with or (B) Sano has not entered into a Supply Agreement with [*****] or another source of supply for the Compound, in each case in accordance with the terms of this Agreement, or (ii) if Sano determines in good faith that the

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                        ASTERIKS DENOTE SUCH OMMISSIONS

development, manufacture and/or marketing and sale of Licensed Products hereunder is not commercially feasible. 10. MISCELLANEOUS

     10.1 ASSIGNMENT. This Agreement may not be assigned, in whole or in part, by either party without the prior written consent of the other party, provided that the rights and obligations of Sano under this Agreement may be assigned without TPC's consent to the successor to substantially all of the business and assets of Sano, whether by merger, consolidation or a sale of all or substantially all of such business and assets.

     10.2 AMENDMENTS.

     (a) Except as set forth in Section 10.2(b), no amendment or modification of this Agreement shall be valid or binding upon the parties unless made in writing and signed by both parties.

     (b) If TPC's rights to certain Licensed Technical Information granted under the Joint Development Agreement or any other license agreement to which TPC is a party are terminated, the obligations and rights of the parties under this Agreement shall be, and shall be deemed to be, modified to the extent necessary to permit the parties to continue performance hereunder without violating any continuing proprietary rights of [*****] or any such licensee of TPC.

     10.3 NO PARTNERSHIP. Nothing contained in this Agreement shall be construed to constitute either party the partner or agent of the other party, nor shall either party have any authority to bind the other party in any respect, except as otherwise expressly set forth herein.

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                        ASTERIKS DENOTE SUCH OMMISSIONS

     10.4 NO THIRD-PARTY BENEFITS. Other than the provisions requiring Sano to grant certain rights to [*****], nothing in this Agreement shall be construed to confer upon any Person not a party hereto any right, remedy or claim hereunder or with respect hereto.

     10.5 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between TPC and Sano respecting the development, manufacture, marketing and distribution of Licensed Products and supersedes all prior agreements between TPC and Sano respecting the subject matter hereof.

     10.6 SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal or unreasonable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

     10.7 NOTICES. All notices and other communications given hereunder shall be in writing and shall be deemed to have been duly given five business days after being dispatched by registered mail, postage prepaid, or one business day after delivery to a nationally-recognized air courier, in each case, addressed to the party as set forth below, or if by facsimile, when transmitted to the facsimile number of the party set forth below or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

                         TPC:             One Dag Hammarskjold Plaza
                                          New York, New York 10017
                                          Attn:  President
                                          Facsimile:  (212) 755-6052

                          Sano:            3250 Commerce Parkway
                                           Miramar, Florida 33025
                                           Attn:  Reginald L. Hardy, President
                                           Facsimile:  954-704-2247

     10.8 HEADINGS. Section headings have been inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     10.9 WAIVER. The waiver of a breach of or default under any provision of this Agreement shall not be deemed a waiver of any subsequent breach or default of any kind or nature. Notwithstanding any other provision hereof, neither party shall be required to take any action in violation of any applicable law and shall not be deemed in breach hereof for declining to so act.

     10.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and fully to be performed therein by residents thereof.

     10.11 RESOLUTION OF DISPUTES. Any dispute arising out of or relating to any provision of this Agreement or to the parties' performance of any of their respective obligations hereunder, including, but not limited to, any claim for indemnification under Section 7.3, whether or not any such dispute involves a cause of action or claim for relief within the jurisdiction of a court of law or equity, shall be resolved in the following manner: such dispute shall be set forth in writing by representatives of both TPC and Sano and shall promptly be presented to the President of TPC and the President of Sano. The President of TPC and the President of Sano shall forthwith negotiate in good faith in order to resolve such dispute as soon as possible. In the event that the President of TPC and the President of Sano are unable to resolve such dispute within 20 days, such dispute shall be finally resolved by arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any such arbitration shall take place in New York, New York, if commenced by Sano, or Broward County, Florida, if commenced by TPC, before three arbitrators, one of which shall be appointed by Sano, one by TPC and the third by the arbitrators so appointed; provided that (a) no arbitrator shall be an employee of either party or any of its Affiliates and (b) the parties may by mutual agreement designate a single arbitrator. The parties further agree that (i) the arbitrators shall be empowered to order injunctive and other equitable relief and to include arbitration costs and attorney fees in the award to the prevailing party, in such proceedings and (ii) the award in such proceedings shall be final and binding on the parties.

         10.12 ACKNOWLEDGMENT. Sano acknowledges that, in furtherance of TPC's goals, TPC will continue to sponsor the development of reproductive health and other products that may, from time to time, compete with the Licensed Products, and that TPC may receive compensation from licensees of such competing products in respect of sales thereof. In addition, Sano acknowledges that TPC shall have the right to grant licenses with respect to Licensed Products outside the Territory and within the Territory, to the extent Sano loses any of its exclusive rights with respect thereto under this Agreement. Nothing contained herein shall prevent such sponsorship or activities by TPC, or compensation to TPC, or otherwise be deemed to affect the parties' relations described in this Agreement, except as expressly provided herein.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                              THE POPULATION COUNCIL, INC.

                                              By:/S/ SANDRA ARNOLD
                                                 -----------------
                                                 Name:  Sandra Arnold
                                                 Title: Vice President

                                              SANO CORPORATION

                                              By:/S/ REGINALD L. HARDY
                                                 ---------------------
                                                 Name:  Reginald L. Hardy
                                                 Title: President

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                         ASTERIKS DENOTE SUCH OMMISSION

                                    EXHIBIT A

                        PATENT RIGHTS COVERING NESTORONE

Patents and Patent Applications - North America

Mexico            MX [*****]                Issued [*****]

Canada            Patent Application No. [*****]
                  Patent Application No. [*****]

United States     [*****                           *****]
                  [*****]
                  [*****]
                  [*****]


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                         ASTERIKS DENOTE SUCH OMMISSION

                                    EXHIBIT B

                                [*****] TERRITORY

                                     Albania

                                    Bulgaria

                                 Czechoslovakia

                                     Hungary

                                     Poland

                                     Romania

                    the countries and territories comprising

                                 the former USSR

or any countries which may, in the future, constitute the same geographical area which these countries constituted as of October, 1992.


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                         ASTERIKS DENOTE SUCH OMMISSION

                                    EXHIBIT C

                SUMMARY OF CARCINOGENICITY STUDIES AND TIMETABLE

SUMMARY OF CARCINOGENICITY STUDIES

1. Submit draft protocols for the carcinogenicity studies and supporting data to FDA for approval.

2. Complete any additional range finding or other nonclinical studies required by FDA to finalized the design of the carcinogenicity studies.

3. Prepare Nestorone(R) implants similar to the ones to be tested in humans. Several sizes of implants have to be tested.

4. Implant rats and mice with different lengths of implants. Collect blood samples at 1, 2, 4, 8, and 16 weeks or longer and measure serum Nestorone(R) levels.

5. Select an implant size that will achieve a blood level of [*****] in the rats and mice. This will be the highest dose used in the carcinogenicity study and is 10 to 15 fold higher than the blood level achieved in women during contraceptive use. The implants have to maintain the blood levels in the animals for 24 months. If the life of the implant is shorter, as determined in the preliminary pharmacokinetic study, the implants will have to be replaced as necessary.

6. Once the size of the high dose implants and the duration of their usable period is determined, the study can be designed. The treatment group will be as follows:


                                                                                 Number of Animals per Group

           GROUP                         DOSE                          RATS                         MICE
           -----                         ----                          ----                         ----
             1                          Placebo                         100                          100
             2                            Low                           100                          100
             3                       Intermediate                       100                          100
             4                           High                           100                          100

     The blood level aimed for in the intermediate dose group will be three times lower than that in the high dose group and the low dose will be three times lower than the intermediate dose.

7. Select a contract toxicology laboratory to undertake the study and finalize the carcinogenicity protocol. The protocols are fairly standard as far as carrying out the study is concerned.


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                         ASTERIKS DENOTE SUCH OMMISSION

8. Manufacture implants for the study using the [*****] scaled-up preparation of Nestorone(R). Depending upon the usable life of the implants, this could involve manufacturing one to four thousand implants.


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                         ASTERIKS DENOTE SUCH OMMISSION

     TIMETABLE

1. Submit draft protocols for the carcinogenicity studies and supporting data to FDA for approval within 90 days of execution of the agreement.

2. When the scale-up preparation of Nestorone(R) is available from [*****], the timetable begins.

3. Begin additional FDA-required range finding or other nonclinical studies, if any, within 6 months of notification by FDA, but no sooner than when the scaled-up preparation of Nestorone(R) is available from [*****].

4. Pharmacokinetic study to determine implant size, estimated time for completion is 8 months after the scaled-up preparation of Nestorone(R) is available.

5. Design a draft protocol, obtain quote from contract labs, estimated time of completion is 2 months after the pharmacokinetic study to determine implant size is completed.

6. Select a lab for the study and do a Good Laboratory Practices audit by Q.A., estimated time of completion is 2 months after quotes are obtained from contract labs.

7.   Begin carcinogenicity study, and estimated 2 months after lab selection.

8. Preliminary results of carcinogenicity studies will be available an estimated 2 years after the carcinogenicity studies begin.

9. Final carcinogenicity study will be available an estimated 2 months after the preliminary results are available.


        CONFIDENTIAL INFORMATION OMMITTED AND FILED SEPARATELY WITH THE
                       SECURITIES AND EXCHANGE COMMISSION
                         ASTERIKS DENOTE SUCH OMMISSION

                                    EXHBIT D

                                MINIMUM ROYALTIES

                                 U.S. and Canada

--------------------------------------------------------------------------------------------------------------------
YEAR DURING TERM                                MINIMUM NET SALES                      MINIMUM ROYALTIES
--------------------------------------------------------------------------------------------------------------------
      Year 1 following date of                      US $[*****]                            US $[*****]
          first commercial
            introduction
--------------------------------------------------------------------------------------------------------------------
                 2                     [*****                                                      ]
--------------------------------------------------------------------------------------------------------------------
                 3                     [*****                                                      ]
--------------------------------------------------------------------------------------------------------------------
                 4                     [*****                                                      ]
--------------------------------------------------------------------------------------------------------------------
                 5                     [*****                                                      ]
--------------------------------------------------------------------------------------------------------------------
                 6                     [*****                                                      ]
--------------------------------------------------------------------------------------------------------------------
            each of 7-10               [*****                                                      ]
--------------------------------------------------------------------------------------------------------------------

                                        [further periods to be agreed]

[*****] REQUIREMENTS

                                    EXHIBIT E

NEWS

CONTACT:

Reginald L. Hardy                                  Marcia A. Kean
President, Sano Corp.                              Feinstein Kean Partners Inc.
954/430-3340                                       617/577-8110

                                                   Sandra Waldman
                                                   Director, Public Information
                                                   The Population Council, Inc.
                                                   (212) 339-0525

FOR IMMEDIATE RELEASE

                SANO OBTAINS AN EXCLUSIVE LICENSE FOR TWO HORMONE
             REPLACEMENT PRODUCTS FROM THE POPULATION COUNCIL, INC.

       --LEADING DEVELOPER OF CONTROLLED RELEASE PHARMACEUTICALS BROADENS
                 ITS PRESENCE IN THE HORMONE REPLACEMENT MARKET-

MIRAMAR, FLORIDA, JULY XX, 1997 - Sano Corporation (Nasdaq: SANO), a developer of controlled release pharmaceutical products, announced today that it has obtained, from The Population Council, Inc., an exclusive license for the North American rights to use Nestorone(R), a novel progestin, in transdermal patches for female hormone replacement therapy and contraception. The license also includes an option for Sano to secure the exclusive, worldwide rights for the transdermal use of a patented, synthetic androgen, MENT, for the treatment of hypogonadism (testosterone deficiency), male contraception and muscle wasting in males.

"Our agreement with The Population council reflects Sano's strategy of maintaining a broad pipeline of proprietary products in numerous therapeutic areas at various stages of development," said Reginald L. Hardy, President of Sano. Mr. Hardy continued, "This agreement will expand Sano's role in the field of hormone replacement therapy and enable Sano to provide patients with what we believe will be a more effective progestin combination treatment than currently available therapies."

Sano management noted that it has already developed a combination transdermal patch containing estradiol/ Nestorone(R) for hormone replacement therapy in women. The Company intends to file an Investigational New Drug (IND) application on the combination patch and commence human clinical trials by year-end 1997. In addition, the Company plans to file an IND on a Nestorone(R) transdermal patch for female contraception.

Under the terms of the agreement, Sano has the right to develop, test and market Nestorone(R) patches, with or without a partner, in the U.S. and Canada. In return, Sano is obligated to pay an upfront license fee to The Population Council, and a royalty payment upon marketing clearance for the product.

Commenting on the agreement, Elof Johansson, M.D., Ph.D., Vice President of The Population Council and Director of its Center for Biomedical Research, said "Sano was attractive to the Council as a commercial partner because of its expertise in patch technology. Our scientists have demonstrated the advantages of Nestorone(R) under laboratory and clinical trial conditions. Sano will continue the process by taking Nestorone(R) patches through the regulatory approval process and making it available in a transdermal hormone delivery system to North American women."

Nestorone(R) is a synthetic progestin similar to the natural hormone progesterone. Studies conducted by The Population Council have show that Nestorone(R) can be developed into various dosage forms for use alone or in combination with an estrogen, both for contraception and hormone replacement therapy. Nestorone(R) is ideally suited for transdermal drug delivery systems since it is readily absorbed through the skin into the bloodstream. Thus its biological effects can be maintained with low, daily doses from a small patch. Clinical advantages of Nestorone(R) are that it has no effect on serum lipids or insulin sensitivity and has no androgenic effects. Nestorone(R) is the registered trademark of The Population Council. The patches containing Nestorone(R) are being developed by Sano Corporation in cooperation with The Population Council.

MENT is a synthetic androgen 10 times more potent than testosterone. This increase potency makes it more suitable for transdermal delivery than testosterone. The Population Council clinical studies have show that MENT has a unique biological property, maintains normal sexual functions and muscle mass without over-stimulating prostate growth, a current problem with testosterone therapy. As a consequence, MENT should be an ideal androgen for the treatment of hypogonadism.

Sano Corporation develops novel controlled release drug delivery systems for drug therapies licensed from others and for off-patent drugs. Sano's transdermal delivery systems use a patch that incorporates the drug dosage into an adhesive that attaches the patch to the skin. The Company has filed with the FDA for approval of three generic transdermal products, and has a number of other proprietary and generic products in various stages of development.

The Population Council, an international, non-profit research organization, seeks to improve reproductive health and to help achieve a sustainable balance between population and resources. The Council's work encompasses the biomedical, social and health sciences.

This press release contains forward-looking statements regarding future events and the future performance of Sano that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, timely development, FDA approval and the commencement of sales. We refer you to the documents that Sano files from time to time with the Securities and Exchange Commission, such as the Company's Form 10-K, form 10Q and Form 8-K reports, which contain additional important factors that could cause our actual results to differ from our current expectations and the forward-looking statements contained in this press release.

                                    EXHIBIT F

                                   (Tag-line)

The patches containing Nestorone(R) are being developed by Sano Corporation in cooperation with The Population Council, Inc.